Exhibit 19

CP NO. A11
PAGE 1 of 11
CORPORATE POLICY		DATE 08/24/23
Subject:	Insider Trading

Process Owner	Primary Responsibility – President and Chief Executive Officer Functional Responsibility – Corporate Vice President, Associate General Counsel and Secretary
Authorization
This document is authorized by the President and Chief Executive Officer (“CEO”) for a period of three years. At the end of this period, this document must be reauthorized by the CEO in accordance with CO A101, Huntington Ingalls Industries Corporate Command Media.

Policy Statement
It is the policy of Huntington Ingalls Industries, Inc. and its subsidiaries (collectively, the “Company”) to comply with the letter and spirit of the federal securities laws and avoid even the appearance of improper trading. The federal securities laws prohibit trading in securities of publicly traded companies while aware of material nonpublic information or tipping such information to others, i.e., information (1) not available to the general public, (2) relating to the company in question, and (3) that a reasonable investor would consider important in deciding to purchase, sell or hold securities of the company in question. As such, all directors, officers and employees must comply with the policies, procedures and requirements set forth in this Insider Trading Policy (this “Policy”), which is intended to prevent insider trading and to assist directors, officers and employees in fully complying with all legal requirements and their obligations to the Company.

The Company’s directors, officers and employees are personally responsible for ensuring that they and their Family Members (as defined below) and Controlled Entities (as defined below) comply with the provisions and intent of this Policy. The laws against insider trading continue to apply after employment terminates, and trading in Company securities is prohibited until material nonpublic information becomes public or is no longer material.

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Exhibit 19

Policy Statement (continued)
Under the federal securities laws, insider trading and tipping can result in substantial civil and criminal penalties for the individuals involved, including civil fines of up to three times the profit gained or loss avoided and a criminal fine of up to $5 million. You may also be sentenced to prison for up to 20 years. In addition, the Company may be liable for substantial fines and penalties as a consequence of an insider’s trading or tipping under the theory of “control person” liability.
Violations of this Policy are viewed seriously. In addition to possible personal civil and criminal liability, such violations are grounds for disciplinary sanctions, including termination for cause.

The ethical and business principles underlying this Policy extend beyond the requirements of the applicable securities laws and are based on the Company Code of Ethics and Business Conduct.

All directors and officers of the Company will be required to certify their understanding of and compliance with this Policy periodically.

Definitions	Acronym or Term	Definition
	Calls	Publicly traded options to buy stock.
	Controlled Entities	Any corporation or other entity controlled by a Person (as defined below), as well as any trust for which the Person is a trustee and has a beneficial interest.
Family Members
A family member of a director, officer or employee who shares the same address as, or is financially dependent on, the director, officer or employee and any other Person who shares the same address as the director, officer or employee (other than (x) an employee or tenant of the director, officer or employee or (y) another unrelated Person whom the Office of the Corporate Secretary determines should not be covered by this Policy).

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Exhibit 19

Definitions (continued)	Material Nonpublic Information
Information not available to the general public that a reasonable investor would likely consider important in deciding to purchase, sell or hold securities of the company in question. In other words, information that could reasonably be expected to affect the price of a security, either favorably or unfavorably, is generally material information. Material information can include positive or negative information about a company. Information is nonpublic unless it is in general circulation (whether via a press release or disclosure in a document filed with the SEC, through a conference call or webcast that is reasonably designed to provide broad, non-exclusionary distribution of the information to the public and for which adequate advance notice has been provided).

Examples of material information may include, but are not limited to, the following:
•earnings, revenue, cash flow or similar financial information;
•unexpected financial results;
•unpublished financial reports, projections or other guidance;
•extraordinary borrowing or liquidity problems;
•changes in ownership that may affect control of the Company;
•changes in directors, senior management or auditors or other auditor-related developments;
•information about current, proposed or contemplated transactions (e.g., acquisitions, mergers, tenders offers, joint ventures), business plans, financial restructurings, acquisition targets or significant expansions or contractions of operations;
•events relating to a company’s debt or equity securities, such as changes in dividend policies, the declaration of a stock split, a change in a company’s debt rating or the proposed or contemplated issuance, redemption or repurchase of securities;

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Exhibit 19

Definitions (continued)	Acronym or Term	Definition
Material Nonpublic Information (Cont’d)
•defaults under material agreements or actions by creditors, customers or suppliers relating to a company's credit rating;
•information about major contracts, including terms and conditions and the award, cancellation or threatened cancellation of a major contract or program;
•gain or loss of a significant customer or supplier;
•major new technologies, products, designs or significant advances in product development or price changes on major products;
•marketing changes;
•the interruption of production or other aspects of a company's business as a result of an accident, fire, natural disaster, breakdown of labor negotiations or any major shut-down;
•developments in labor negotiations;
•product recalls;
•major environmental incidents;
•a significant cybersecurity incident;
•bankruptcy or liquidity concerns or developments; and
•institution of, or developments in, major litigation, investigations or regulatory actions or proceedings.

Because federal, state and New York Stock Exchange (“NYSE”) investigators will scrutinize a questionable trade after the fact with the benefit of hindsight, you should always err on the side of deciding that information is material and refrain from trading. The foregoing list is illustrative only and is not an exhaustive list of “material” information for purposes of this Policy.

Information should be treated as nonpublic unless a reasonable period of time has passed since it was disseminated by means likely to result in general public awareness of the information (e.g., by means of a press release or a widely-disseminated statement from a senior officer).

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Exhibit 19

Definitions (continued)	Material Nonpublic Information (Cont’d)
You should generally consider information to be nonpublic until the second business day following public disclosure. For example, if the Company discloses material nonpublic information before the market opens on a Monday, you may not trade until Wednesday (two full trading days after the Company’s release), and may only trade then if you do not have any additional material nonpublic information after such release. If, however, the Company discloses material nonpublic information after the market opens on Monday, you may not trade until Thursday (two full trading days after the Company’s release), and may only trade then if you do not have any additional material nonpublic information after such release.

	Person	A natural person, corporation, limited liability company or two or more persons acting as a partnership, limited partnership, syndicate or other group.
	Puts	Publicly traded options to sell stock.
	SEC	U.S. Securities and Exchange Commission.
	Securities	Includes common stock, preferred stock, bonds, debentures, derivative securities (like put and call options) and other marketable securities.
Tipping
The act of providing material nonpublic information to a Person who is not authorized to have the information or suggesting to a Person that they purchase or sell a company’s securities while the tipper is aware of material nonpublic information about that company and/or its securities.

Trading
The purchase or sale of securities or any other transaction involving a company’s securities, including option exercises, elections to begin, terminate, increase or decrease purchases of a company’s securities in a retirement or employee savings plan, transfers into or out of a company’s securities held in a retirement or employee savings plan, or other changes to an individual’s ownership of securities, including by way of gift, charitable donation or exchange, except for the transactions exempt from the restrictions set forth in this Policy.

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Exhibit 19
Policies

No Trading While Aware of Material Nonpublic Information	You may not buy, sell or otherwise trade in securities of any company while aware of material nonpublic information about that company, subject to certain limited exceptions involving pre-arranged trading plans. This ban on trading while aware of material nonpublic information is not limited to trading in the Company’s securities. It includes trading in the securities of other companies, particularly those that are current or prospective customers or suppliers of the Company, those with which the Company may currently be negotiating a contract or transaction and those with which the Company otherwise has a business relationship.
No Tipping	You may not provide material nonpublic information to a Person who is not authorized to have the information or suggest to a Person that they purchase, sell or trade in any company’s securities while you are aware of material nonpublic information about that company and/or its securities.
Confidentiality of Company Information / Non-Disclosure Obligation	You are prohibited from communicating material nonpublic information to any Persons outside of the Company, including Family Members. Persons with whom you have a history, pattern or practice of sharing confidences – such as Family Members, close friends and financial and personal counselors – may be presumed to act on the basis of information known to you. Special care should therefore be taken not to disclose material nonpublic information to such Persons. Limited exceptions to this prohibition include the disclosure of such information for appropriate business purposes pursuant to a non-disclosure agreement or as required by law or legal process. The Office of the Corporate Secretary must be consulted to determine whether any proposed disclosure comes within these exceptions. In addition, legal requirements govern the timing and nature of disclosure of material information to outsiders or the public. Violation of these requirements could result in substantial liability to you, the Company and its management. For this reason, the Company permits only specifically designated representatives to communicate information about the Company to the news media, securities analysts and investors, and only in accordance with the Company’s Guidelines for Public Disclosures and Communications with the Investment Community. Any director, officer or employee who becomes aware of an unauthorized disclosure, deliberate or otherwise, of material nonpublic information relating to the Company or any company about which the Company, its directors, officers or employees have acquired material nonpublic information, must report the unauthorized disclosure immediately to the Office of the Corporate Secretary.
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Exhibit 19
Policies, Continued

Window Period
Directors, officers, all vice presidents, director level employees and other employees who may be designated from time to time (including Family Members and Controlled Entities) may trade Company securities only during specified window periods. The window period begins on the second business day following the date of release of the Company’s quarterly or annual earnings and ends on the 30th calendar day following the release date. If, however, the window period closes on a non-trading day (i.e., a Saturday, Sunday or NYSE holiday), the window period will close at the end of the next full trading day. Whether or not the window period is open, you may not trade in the Company’s securities while you are aware of material nonpublic information until such time as you cease to be aware of material nonpublic information. All time periods outside of an open window period are “blackout periods” during which persons subject to the trading window may not purchase, sell or otherwise trade in Company securities.

Special Blackout Period	From time to time the Company may prohibit trading in its securities by certain or all directors, officers and employees due to material nonpublic information developments. In such events, the Office of the Corporate Secretary or a designee will notify relevant individuals that they should not engage in any transactions in the Company’s securities, and should not disclose to others the fact that they are prohibited from trading. Such persons should accordingly refrain from trading until the trading restriction is lifted.
Special Restrictions on Directors, Officers and Certain Employees
To ensure compliance with legal requirements and to avoid even the appearance of impropriety in the trading of Company securities, directors, officers, all vice presidents, director level employees and other employees who may be designated from time to time, as well as any Controlled Entities of such Persons, must also comply with the following additional requirements.
Note: The Office of the Corporate Secretary notifies those employees subject to these additional requirements:
•Refrain from engaging in speculative transactions in Company securities. As such, you may not trade in puts and calls or other derivative securities or engage in short sales of Company securities.
•Refrain from holding Company securities in a margin account or pledging Company securities as collateral for a loan or other transaction, because securities held on margin (or margined) or pledged as collateral may be sold without your consent if you fail to meet a margin call, or if you default on a loan.

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Exhibit 19
Policies, Continued

Special Restrictions on Directors, Officers and Certain Employees (continued)
•Refrain from engaging in any hedging transactions involving Company securities, because certain forms of hedging transactions, such as zero cost collars and forward sale contracts, can involve the establishment of a short position (or an equivalent position) in Company securities and limit or eliminate the ability to profit from an increase in the value of Company securities.
•Board members and officers subject to Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), must refrain from purchasing Company securities through the reinvestment of dividends paid on Company securities.
•Not trade in Company securities unless you have received the prior written approval of the Office of the Corporate Secretary. Requests to trade must be submitted to the Office of the Corporate Secretary in advance of a proposed trade. Family Members and Controlled Entities must also pre-clear their trades in advance. From time to time, persons subject to the pre-approval process may be advised that no trading is permitted until further notice. Pre-clearance by the Office of the Corporate Secretary is not legal advice, and pre-clearance in no way relieves anyone of their own legal obligation to refrain from trading while aware of material nonpublic information.
•Not trade in Company securities through any Company defined contribution or savings plan, unless you have received the prior written approval of the Office of the Corporate Secretary during a window period. This includes transferring funds into and out of the Company stock fund, starting or stopping contributions to the Company stock fund, modifying your contribution to the Company stock fund or making an election to start or modify contributions to the Company stock fund at a future date in connection with enrollment in a Company defined contribution or savings plan.
•If the trade has not been completed within three business days following the approval, you must refrain from trading until you receive another written approval from the Office of the Corporate Secretary. Notwithstanding pre-approval, if you become aware of material nonpublic information or become subject to a special blackout period before the trade is effected, the trade may not be completed.
•Not buy, sell or otherwise trade any securities under any circumstances if you have been advised that securities may not be traded, and do not inform anyone of the trading restriction (including any denial of a request to trade). This restriction remains in effect until subsequent written clearance to trade is received from the Office of the Corporate Secretary.

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Exhibit 19
Policies, Continued

Special Restrictions on Directors, Officers and Certain Employees (continued)
•All officers who have been notified they are subject to Section 16 of the Exchange Act and all members of the Board of Directors must provide to the Office of the Corporate Secretary simultaneously with any trade of Company securities the following information to enable the Company to facilitate your compliance with Section 16(a) reporting requirements:
oinformation on the type and quantity of securities traded
oinformation on the type of transaction
othe broker utilized to effect the trade
othe date of the transaction,
othe price at which each security was traded, and
owhether the trade was effected pursuant to a contract, instruction or written plan that is intended either to satisfy the affirmative defense conditions of Rule 10b5-1(c) or to constitute a non-Rule 10b5-1 trading arrangement (as defined in Item 408(c) of Regulation S-K).

Note: This information must be provided by the close of business on the day of the transaction.

Transactions Exempt from Certain Policy Restrictions:
The following transactions are not subject to the restrictions on insider trading set forth in this Policy:
•Shares used for tax withholding. Directors, officers and certain other employees may satisfy applicable tax withholding obligations arising from the vesting of stock received as compensation by surrendering a portion of such shares in a manner permitted by the applicable equity award agreement; provided, however, that the net securities acquired are subject to this Policy and may not be sold while the director, officer or employee is aware of material non-public information or outside of a window period.
•Exercise of stock options. The exercise of stock options under a stock option plan is permissible outside the window period without pre- clearance if payment of the exercise price is made (1) in cash or by check or (2) by surrendering a portion of the shares acquired as a result of the exercise (i.e., option netting), in each case in a manner permitted by the applicable equity award agreement; provided, however, that the shares acquired are subject to this Policy and may not be sold (either outright or in connection with a “cashless” exercise transaction through a broker) while the director, officer or employee is aware of material non-public information or outside of a window period.

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Exhibit 19
Policies, Continued

Transactions Exempt from Certain Policy Restrictions: (continued)
•Savings Plans. The trading restrictions do not apply to trades in Company stock held in a Company defined contribution or savings plan resulting from (1) periodic contributions of money to the plan pursuant to an election made under the plan, while the window period is open and you are not aware of material nonpublic information and (2) automatic rebalancing of the investments held within such a plan pursuant to a rebalancing election under the plan, made while the trading window is open and you are not aware of any material non-public information. The restrictions in this Policy, however, do apply to any election that you make to: (a) begin or terminate investing in the Company stock fund; (b) increase or decrease the percentage of your periodic contributions that will be invested in the Company stock fund if that increase or decrease results in a change to the dollar amount of your periodic contribution invested in the Company stock fund; (c) increase or decrease the percentage of your pay invested in a Company defined contribution or savings plan if a portion of the deferral will be invested in the Company stock fund; (d) start or modify contributions to the Company stock fund at a future date in connection with enrollment in a Company plan; (e) make an intra-plan transfer of an existing account balance into or out of the Company stock fund; (f) liquidate some or all of your investment in the Company stock fund; (g) borrow money, to the extent otherwise permitted, against your savings plan account if the loan will be funded though the liquidation of some or all of your Company stock fund balance; and (h) prepay a savings plan loan if the prepayment will result in the allocation of proceeds to the Company stock fund.
•Rule 10b5-1 trading plans. Rule 10b5-1(c) under the Exchange Act provides for an affirmative defense against insider trading liability if trades occur pursuant to a prearranged “trading plan” that meets specified conditions. Under Rule 10b5-1(c), if you enter into a binding contract, an instruction or a written plan that specifies the amount, price and date on which securities are to be purchased or sold, and these arrangements are established at a time when you are not aware of material nonpublic information, you may claim a defense to insider trading liability if the transactions under the trading plan occur at a time when you have subsequently become aware of material nonpublic information. A plan effected in accordance with the rule may specify amount, price and date through a formula or may specify trading parameters that another Person has discretion to administer, but you must not exercise any subsequent discretion affecting the transactions, and, if your broker or any other person exercises discretion executing

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Exhibit 19
Policies, Continued

Transactions Exempt from Certain Policy Restrictions: (continued)
the trades, you must not influence their actions and they must not be aware of any material nonpublic information at the time of the trades. Directors, officers, all vice presidents, director level employees and other employees who may be designated from time to time may enter into a Rule 10b5-1 plan to trade Company securities. A Rule 10b5-1 plan may be entered into only when the person is not aware of any material nonpublic information and during a window period. The Rule 10b5-1 plan, including any amendments, modifications and terminations, must be pre-cleared and approved by the Office of the Corporate Secretary. The person also must comply with all Rule 10b5-1 plan requirements adopted by the Company, as set forth in CO A307, Rule 10b5-1 Trading Plans, including the requirements of Rule 10b5-1(c).

References

Identification	Procedures: •CO A101 Huntington Ingalls Industries Corporate Command Media System •CO A307 Rule 10b5-1 Trading Plans
Feedback	Have feedback or suggested change regarding this document or a form?

Issued by: HII Command Media

Exhibit 19

CO NO. A307

CORPORATE PROCEDURE		DATE 08/22/23
Subject:	Rule 10b5-1 Trading Plans	SUPERSEDES See Below
	AUTHORIZED DOCUMENTS ARE PUBLISHED ONLINE ONLY. VERIFY ANY COPY AGAINST THE ONLINE SYSTEM BEFORE USE.	REVISION *Denotes

Supersedes	CO A307, Rule 10b5-1 Trading Plans, dated 10/01/20, Maintenance
Process Owner	Primary and Functional Responsibility – Corporate Vice President, Associate General Counsel and Secretary
Authorization of Currency and Accuracy
This document was authorized by the process owner for a period of three years from date issued. At the end of this period, this document must be reauthorized by the process owner in accordance with CO A101, Huntington Ingalls Industries Corporate Command Media Systems.

Purpose
    In accordance with CP A11, Insider Trading, this procedure includes the requirements for members of the board of directors, officers, all vice presidents, director level employees and other employees who may be specified from time to time (collectively, “Designated Persons”) to enter into a Rule 10b5-1 plan to trade securities of Huntington Ingalls Industries, Inc. (referred to collectively with all of its subsidiaries as the “Company”).

In This Procedure	This Procedure contains the following sections: •Trading Plan Process •References
General
The Securities and Exchange Commission (“SEC”) has enacted rules that provide an affirmative defense against violations of the insider trading laws if an employee or a member of the board of directors of the Company enters into a contract, provides instructions or adopts a written plan for a transaction in securities when the employee is not aware of material, nonpublic information, even if it turns out that the employee or member of the board of directors had such information when the transaction was actually completed. These arrangements are commonly referred to as 10b5-1 Trading Plans, and they are referred to in this Procedure as “Trading Plans” or a “Trading Plan.”

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CO A307
Page 2 of 9 Exhibit 19
8/22/23

General (continued)
The rules regarding Trading Plans are complex and must be complied with completely to be effective. Designated Persons should consult with their own private legal advisor before entering into any Trading Plan.

Restrictions contained in CP A11, Insider Trading, that apply to Designated Persons when purchasing, selling, donating, gifting, exchanging or otherwise trading in Company securities also apply when establishing a Trading Plan. As a result, no Designated Person may establish a Trading Plan when aware of material, nonpublic information about the Company, and Trading Plans may be established only during open trading windows. In addition, each Designated Person is required to receive pre-clearance and approval from the Office of the Corporate Secretary (“OCS”) before entering into any Trading Plan. Once a Trading Plan has been pre-cleared by the OCS, transactions executed pursuant to that Trading Plan do not require approval.

When establishing any Trading Plan, a Designated Person should carefully consider the timing of transactions under the Trading Plan. Even though transactions executed in accordance with a Trading Plan are exempt from the insider trading rules, the trades may nonetheless occur at times shortly before the Company announces material news, and the media may not understand the nuances of trading pursuant to a Trading Plan.

Trading Plan Process

In This Section	This section describes how to implement, modify and terminate Trading Plans, and provides additional guidance applicable to Trading Plans established in accordance with this Procedure.
Trading Plan Adoption and First Transaction
•Trading Plans may only be adopted by a Designated Person during an open trading window and should affirm that, as of the adoption date, the Designated Person is not aware of material, nonpublic information about the security or the Company and that the Trading Plan was adopted in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1.

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CO A307
Page 3 of 9 Exhibit 19
8/22/23
Trading Plan Process, Continued

Trading Plan Adoption and First Transaction (continued)
•For members of the board of directors and Section 16 officers under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the first purchase or sale under a Trading Plan may not occur sooner than the later of: (i) the 90th day following the adoption or modification of the Trading Plan or (ii) two business days following disclosure of the Company’s financial results in Form 10-Q or Form 10-K for the completed fiscal quarter in which the Trading Plan was adopted (or, with respect to this clause (ii), if sooner, the 120th day after the adoption or modification of the Trading Plan) (the “Section 16 Insider Cooling Off Period”).
•For all other Designated Persons (excluding the Company), the first purchase or sale under a Trading Plan may not occur sooner than 30 days following the adoption or modification of the Trading Plan (the “Non-Section 16 Insider Cooling Off Period”).

Trading Plan Termination
•A Designated Person may terminate a Trading Plan at any time, without the consent of the Company. Be aware, however, that executing market transactions or adopting a new Trading Plan shortly after the termination of a Trading Plan may raise concerns and weaken the affirmative defense provided by Rule 10b5-1. The Company recommends that a minimum of 30 days pass following termination of a Trading Plan before executing a transaction outside of such Trading Plan.
•If a Trading Plan is terminated by a Designated Person, the OCS must approve the adoption of any new Trading Plan by that Designated Person. The new Trading Plan must be adopted during an open trading window, and the Designated Person must affirm that he/she is not aware of material, nonpublic information about the security or the Company and that the Trading Plan was adopted in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1. For members of the board of directors and Section 16 officers under the Exchange Act, the first purchase or sale under the new Trading Plan may not occur sooner than expiration of the Section 16 Insider Cooling Off Period. For all other Designated Persons (excluding the Company), the first purchase or sale under the Trading Plan may not occur sooner than expiration of the Non-Section 16 Insider Cooling Off Period.
•Trading Plans should include a fixed termination date, such as a stated date or a specified number of days or months after adoption. A fixed termination date will allow the Designated Person to re-evaluate trading instructions and modify them without creating any concerns regarding the motivation behind terminating or modifying a Trading Plan.

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CO A307
Page 4 of 9 Exhibit 19
8/22/23
Trading Plan Process, Continued

Trading Plan Modifications
•Frequent changes in a Designated Person’s Trading Plan may raise suspicions that the Designated Person is trading on material, nonpublic information or as part of a plan or scheme to evade the prohibitions of Rule 10b5-1 under the guise of a Trading Plan. The Company therefore recommends limiting Trading Plan modifications. The fewer Trading Plan modifications that are made, the better to preserve defenses under the Trading Plan.
•A Designated Person must receive pre-clearance and approval from the OCS prior to making any modifications to a Designated Person’s Trading Plan.
•If a modification to a Trading Plan includes changes to:
othe sales or purchase prices or price ranges,
othe amount of securities to be sold or purchased, or
othe timing of transactions,
then, for members of the board of directors and Section 16 officers under the Exchange Act, the first purchase or sale under the Trading Plan may not occur sooner than the expiration of the Section 16 Insider Cooling Off Period. For all other Designated Persons (excluding the Company), the first purchase or sale under the Trading Plan may not occur sooner than the expiration of the Non-Section 16 Insider Cooling Off Period.
•For all modifications other than those referenced above, the Company requires a cooling off period of at least 30 days between (a) such modifications to a Designated Person’s Trading Plan and (b) the first purchase or sale under the modified Trading Plan.
•Trading Plan modifications must be made during an open trading window, and the Designated Person must affirm that he/she is not aware of material, nonpublic information about the security or the Company and that the modifications to the Trading Plan were adopted in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1.

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CO A307
Page 5 of 9 Exhibit 19
8/22/23
Trading Plan Process, Continued

Discretion Regarding Timing of Trades
•Trading Plans should contain precise instructions regarding when trades take place.
•Trading Plans should delegate discretion regarding the exact timing of trades (within a defined window of time) to a broker.
•Trades of securities in the open market by a Designated Person outside of the Designated Person’s Trading Plan should be limited to minimize risks. This limitation does not apply to transactions directly with the Company.

Compliance with Stock Ownership Requirements	Designated Persons who establish Trading Plans must remain in compliance with the Company’s stock ownership requirements following all trades under the Trading Plan. To effectuate this compliance, Trading Plans for Designated Persons subject to stock ownership requirements must include in the trade instructions for sales of shares a minimum threshold price below which sales will not be executed under the Trading Plan. The minimum threshold price will be the lowest price at which the Designated Person can sell shares and remain in compliance with his/her stock ownership requirement based on the number of vested shares directly held by the Designated Person at the time the Trading Plan is executed.
Relationship with Brokers	Designated Persons who enter into Trading Plans will do so with a brokerage firm. Fidelity Brokerage Services, which maintains accounts for Designated Persons to hold Restricted Performance Stock Rights (“RPSRs”) and Company common stock issued upon vesting of RPSRs, makes available to Designated Persons a form Trading Plan that has been vetted by the Company. Designated Persons may, however, enter into a Trading Plan with another brokerage firm. Whichever brokerage firm a Designated Person selects, the Designated Person must be cautious in communications with that brokerage firm to avoid the appearance of influencing the timing of trades or sharing inside information. The brokerage firm should maintain a “wall” between any brokers with whom the Designated Person speaks and any broker who is executing transactions on the Designated Person’s behalf.
Restrictions on Trades Imposed by the Company	Trading Plans must acknowledge that the broker will suspend or terminate trading under a Trading Plan as soon as practicable after receipt of notice from the Company that it has imposed restrictions on a Designated Person’s trading in Company securities.

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CO A307
Page 6 of 9 Exhibit 19
8/22/23
Trading Plan Process, Continued

Reporting Obligations	Trading Plans set up by a Designated Person should include a provision that the Designated Person will deliver to the broker executed Forms 144, Forms 4 and seller representation letter forms (to the extent any such forms are applicable to the Designated Person), and authorizing the Trading Plan broker or another third party to complete and submit the forms to the SEC and the Company (with forms clearly indicating the existence of the Trading Plan).
Waivers	Waivers of provisions of this Procedure will be granted by the OCS only in exigent circumstances and must be approved in writing by the OCS.
Instructions	See Attachment CO A307A for more detailed instructions to Designated Persons relating to purchases of Company securities pursuant to a Rule 10b5-1 Plan, including Designated Persons who are subject to the reporting requirements and the short-swing profit recovery provisions of Section 16 of the Exchange Act.

References

Identification	Policy: •CP A11 Insider Trading Procedure: •CO A101 Huntington Ingalls Industries Corporate Command Media System
Attachments	The following attachment is included in this Procedure: •CO A307A - Instructions for Designated Persons Using Trading Plans to Purchase or Sell Company Stock
Feedback	Have feedback or suggested change regarding this document or a form?

Issued by: HII Command Media
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CO A307
Page 7 of 9 Exhibit 19
8/22/23
Attachment CO A307A
Instructions for Designated Persons Using Trading Plans to Purchase or Sell Company Stock

As a Designated Person, you may utilize a “trading plan” (a “Trading Plan”) under Rule 10b5-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), to purchase or sell shares of Company common stock when you might otherwise not be able to execute such transactions, because you are aware of material nonpublic information about the Company, the trading window is not available or you otherwise are prohibited from engaging in transactions.
Other Company Documents. These Instructions address the requirements that apply to purchases and sales of Company stock under such a Trading Plan. Please note that your transactions will be subject to the terms of the Company’s Insider Trading Policy, as well as the “Rule 10b5-1 Trading Plans” Procedure attached to these Instructions. These Instructions are subject to the more detailed provisions of those documents, which remain applicable.
Broker Documents. The use of a Trading Plan will typically involve the execution with a brokerage firm of (a) an agreement covering the proposed transactions (which may be called a “Trading Plan” or an “advance instruction”), to which there will be attached (b) detailed instructions regarding how the purchases or sales will be effected (for example, number of shares to be purchased or sold, timing of purchases or sales, pricing parameters, etc.), referred to as an “Instruction.” The documents used by a brokerage firm may impose requirements in addition to the following requirements:
1.Trading Window Must Be Open. You may enter into a Trading Plan only at a time when the “trading window” is open and you are not personally aware of any material nonpublic information about the Company. The period shortly after the trading window opens is generally the safest time to enter into a Trading Plan. You must affirm in your Trading Plan that you are not aware of material, nonpublic information about the security or the Company and that the Trading Plan was adopted in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1.
2.Pre-Approval Required. Your Trading Plan, as well as the related Instruction, must be approved in writing by HII’s Office of the Corporate Secretary (“OCS”) before the Trading Plan is executed. You must also obtain written approval from the OCS for any modification of your Trading Plan or Instruction, after it is in effect.
3.Cooling-Off Period. For members of the board of directors and Section 16 officers under the Exchange Act, your Trading Plan must provide that the first purchase or sale will not occur sooner than the later of: (i) the 90th day following the adoption or modification of the Trading Plan or (ii) two business days following the disclosure of the Company’s financial results in Form 10-Q or Form 10-K for the completed fiscal quarter in which the Trading Plan was adopted or modified (or, with respect to this clause (ii), if sooner, the 120th day after the adoption or modification of the Trading Plan) (the “Section 16 Insider Cooling Off Period”). For all other Designated Persons (excluding the Company), your Trading Plan must provide that the first purchase or sale will not occur sooner than 30

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days following the adoption or modification of the Trading Plan (the “Non-Section 16 Insider Cooling Off Period”). You may provide for a longer seasoning period, which may provide you with additional protection, if you so desire.
4.Duration and Size of Purchases. You may designate in the Instruction attached to your Trading Plan the period over which purchases or sales may be made, as well as the number of shares to be purchased or sold in each transaction. We recommend that purchases or sales be made over a period of at least six months, although a shorter period may be acceptable where you are purchasing or selling a relatively small number of shares. A larger number of smaller transactions, over an extended period, will provide you with greater protection.
5.Price of Purchases or Sales. The Instruction attached to your Trading Plan will indicate that purchases or sales are to be made “at market” or will specify any price parameters (e.g., “limits”) that will apply to your purchases or sales. We recommend that you use relatively simple instructions, rather than complex formulas covering price, volume, timing, etc.
6.Stock Ownership Requirements. Designated Persons who establish Trading Plans must remain in compliance with the Company’s stock ownership requirements following all trades under a Trading Plan.  To effectuate this compliance, Trading Plans for Designated Persons subject to stock ownership requirements must include in the trade instructions for sales of shares a minimum threshold price below which sales will not be executed under the Trading Plan.  The minimum threshold price will be the lowest price at which the Designated Person can sell shares and remain in compliance with his/her stock ownership requirement based on the number of vested shares directly held by the Designated Person at the time the Trading Plan is executed.
7.Limitations on Trading Plans. Generally speaking, a Designated Person entering into a Trading Plan may only have one Trading Plan in place at any given time. An exception to this restriction applies for certain separate plans with different brokers that would be treated as a single Trading Plan, such as when a Designated Person holds Company securities in multiple brokerage accounts. Additionally, a Designated Person may enter into one later-commencing Trading Plan so that the waiting period of the later Trading Plan can begin to run while an existing Trading Plan is in place, provided that the Designated Person does not early terminate the first Trading Plan, in which case a full waiting period for the later plan from the time of such termination must occur. A Designated Person may also have an additional Trading Plan limited to eligible sell-to- cover transactions, where the Trading Plan provides for the sale of Company securities as necessary to satisfy tax withholding obligations arising exclusively from the vesting of a compensatory stock award. Finally, Rule 10b5-1 prohibits more than one plan in any 12-month period that is designed to effect a single transaction. Single transaction plans are generally discouraged.
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8.Additional Purchases, Sales or Hedges. While your Trading Plan is in effect, you may not sell or purchase, as the case may be, any shares of Company common stock or enter into hedging transactions that have the effect of undoing or offsetting your Trading Plan. You should also be cautious about making additional purchases or sales of Company common stock outside of your Trading Plan while your Trading Plan is in effect.
9.Communications with Your Broker. While your Trading Plan is in effect, you may continue to engage in communications with representatives of your broker, in the ordinary course, but you should not communicate with the individuals at the brokerage firm who will be making purchases or sales on your behalf under your Trading Plan. Most brokerage firms will facilitate compliance with this prohibition by “walling off” those individuals.
10.Termination of Your Trading Plan. You may terminate your Trading Plan at any time prior to its expiration, without approval of the OCS, but you must provide notice to the OCS prior to terminating your Trading Plan. While not strictly prohibited, we recommend that you not terminate your Trading Plan at any time at which you are aware of material nonpublic information about the Company. You should be cautious about engaging in market transactions in Company common stock within 30 days after terminating your Trading Plan.
11.Compliance with Exchange Act Requirements. For Designated Persons who are subject to Section 16 of the Exchange Act, entering into a Trading Plan will not trigger a requirement to file a Form 4. Each individual purchase or sale of shares under the Trading Plan, however, (a) must be reported on a Form 4 within two days after the purchase or sale and (b) will be subject to the short-swing profit recovery provisions of Section 16(b), which “matches” any purchase or sale of Company common stock against any sale or purchase of Company shares, respectively, six months before or after the purchase or sale. In addition, for Designated Persons who are subject to Section 16 of the Exchange Act, the adoption or termination of a Trading Plan during a quarter will be disclosed in the Company’s Form 10-K or Form 10-Q. Such disclosure will include a description of the arrangement, including the name and title of the individual, the date of adoption or termination, the duration and the aggregate number of securities to be sold or purchased.
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Please contact the Office of the Corporate Secretary if you have any questions regarding these Instructions or the use of a Trading Plan under Rule 10b5-1.

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